EXHIBIT 10.45

1A Burton Hills Blvd Nashville TN 37215 Main: 858.704.4040 Fax: 858.345.1745 www.harrowinc.com

November 18, 2024

Dear Amir:

We are pleased to extend the offer of employment (the “Offer Letter”) to you to serve as the Chief Scientific Officer at Harrow, Inc. (hereinafter, “Harrow”), reporting to Mark L. Baum, Chairman and Chief Executive Officer. Your target start date will be January 6, 2025. Your annual compensation will be $450,000. This is a full-time, exempt-level position with an annual discretionary target bonus of 50% of your salary (the “Target Bonus Amount”), earned during the year, and paid at a time consistent with other bonus payments made to senior Harrow leadership (the “Day of Payment”). While no bonus payment (a “Bonus Payment”) is guaranteed, your potential annual discretionary Target Bonus Amount will be based on the achievement of targets agreed upon by you and Mr. Baum. You must be employed with Harrow on the Day of Payment to receive a Bonus Payment of the Target Bonus Amount. Harrow is agreeing to advance $30,000 of your potential 2025 Target Bonus Amount at the time the 2024 Bonus Payment is made. If you voluntarily terminate your employment before December 31, 2025, you will be required to repay the 2024 Bonus Payment received. In addition, upon completing 12 months of service to Harrow as its Chief Scientific Officer, if Harrow terminates your employment without cause, Harrow will pay you 12 months of base compensation through the normal course of payroll schedule (the “Involuntary Severance Payment”).

Subject to the approval of the Compensation Committee of the Harrow Board of Directors, you will be granted a stock option to purchase 30,000 shares of Harrow common stock subject to the terms of Harrow’s equity incentive award plan. These options will have an exercise price per share equal to the fair market value of the Harrow common stock as of the date of grant (e.g., following Harrow Board of Directors approval), and shall vest over a four-year period, with 25% vesting on the one-year anniversary of its grant and in equal quarterly installments thereafter, subject to your continued service as further described in the stock option agreement.

Based on your performance, other reasonable metrics, and factors determined by the Board of Directors, you may become eligible for additional equity awards in the future. Harrow has an excellent benefits program, including comprehensive medical, dental, and vision plans. You will be eligible to participate in our medical, dental, and vision plans on the first of the month following 30 days of employment. In addition, you will have a 20-day/160 hours personal time off (PTO) account, which accrues bi-weekly. You are eligible to participate in our 401(k) plan if you are 21 years of age or older and following six months of employment and 500 hours of work.

If you intend to accept the terms of this Offer Letter, please sign in the space indicated below, and return it to us no later than November 20, 2024. This Offer Letter sets forth our entire agreement and understanding regarding the terms of your employment with Harrow and supersedes all prior or contemporaneous agreements, understandings, negotiations, or representations, whether oral or written, expressed or implied, on this subject. This Offer Letter may not be modified or amended except by a specific, written agreement signed by you and an authorized representative of Harrow.

1A Burton Hills Blvd Nashville TN 37215 Main: 858.704.4040 Fax: 858.345.1745 www.harrowinc.com

Your offer and employment are contingent upon:

●	Signing and abiding by the Company’s Confidentiality Agreement, Arbitration Agreement, and the Proprietary Information and Inventions Assignment Agreement.
●	You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA); Please bring the appropriate original documentation on your first day of work.
●	Successful completion of a routine background check by an outside agency.
●	Successful passage of a drug screening test.
●	Licensing or certification requirements.
●	Acceptance of other company policies and procedures, including, but not limited to, our Employee Manual, Code of Business Conduct and Ethics, and Insider Trading Policy.

Your employment with Harrow will be at will. This means you may resign at any time and for any reason. Likewise, Harrow may terminate the employment relationship at any time, with or without cause or advanced notice. In addition, Harrow reserves the right to modify your position, duties, and/or reporting relationship to meet business needs and to use its discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement, signed by you and Harrow.

We hope your employment with Harrow will prove mutually rewarding.

Sincerely,

Mark L. Baum

Chairman & CEO

* * *
November 20, 2024	/s/ Mark L. Baum
Signature Date

I have read this agreement in its entirety and agree to the terms and conditions of employment described in these documents. I understand and agree that my employment with Harrow is at-will. Your employment relationship with Harrow will be subject to the terms and conditions of this Offer Letter.

November 18, 2024	/s/ Amir Shojaei
Date	Amir Shojaei

page 2 of 2